Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	July 22, 2020
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 2nd QUARTER RESULTS AND ANNOUNCES CASH DIVIDEND

OAKDALE, CA–Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended June 30, 2020, consolidated net income was $2,581,000, or $0.32 per diluted share (EPS), compared to $2,709,000, or $0.33 EPS, for the prior quarter and $2,963,000, or $0. 37 EPS, for the same period a year ago. Consolidated net income for the six months ended June 30, 2020 totaled $5,290,000, or $0.65 EPS, representing a decrease of $777,000 or 12.8% compared to $6,067,000, or $0.75 EPS for the six months ended June 30, 2019.

The 2020 QTD and YTD net income decreases were due to loan loss provisions of $1.86 million and $2.31 million, respectively, which were based on qualitative risk factors related to the COVID-19 pandemic, and a reduction in earning asset yields due to the FOMC rate cuts in March 2020. Offsetting these factors was an increase in loan interest and fee income of $1,092,000 from the $235 million in Paycheck Protection Program (“PPP”) loans funded during the second quarter, as the Bank committed early to being an active participant in the effort to support local businesses through the PPP program. The PPP loans resulted in deferred loan cost GAAP accounting adjustments of $1,095,000 against salary expense during the second quarter of 2020. The Company also benefited from organic growth in the loan and investment portfolios during the three- and six-month periods of 2020, which contributed to net interest income growth, and helped to offset the yield reduction resulting from the FOMC rate cuts.

Net interest income was $11,146,000 for the three months ended June 30, 2020, compared to $10,228,000 for the prior quarter and $10,128,000 for the same period last year. The increase is attributable to interest and fees on PPP loans and organic growth as mentioned above. The Company’s net interest margin for the three months ended June 30, 2020 decreased to 3.55%, compared to 3.93% for the prior quarter, and 4.23% for the same period last year. The interest margin compression was attributable to the FOMC rate cuts in March 2020 which adversely impacted earning assets yields and the infusion of short-term PPP loans which yield 1%.

“Taking everything into account, we’re quite pleased with the continued increase in net interest income. Despite the interest rate environment and current economic uncertainty, we are in a position where the growth and composition of our portfolios has tempered margin compression to a large extent,” stated Rick McCarty, Senior EVP and Chief Operating Officer.

Non-interest income for the three months ended June 30, 2020 totaled $1,023,000, compared to $1,284,000 during the prior quarter, and $1,242,000 for the same period last year. The decrease compared to prior quarters is mainly due to a reduction in NSF fee income. Higher deposit account balances corresponding to PPP and government stimulus payments, coupled with changes in business and consumer spending patterns amid the COVID-19 stay-at-home orders and business lockdowns, resulted in relatively low overdraft activity. Outside of this recent trend, the bank’s core customer base and corresponding service fee income related to servicing loan and deposit accounts, continues to grow at a steady pace.

Non-interest expense for the three months ended June 30, 2020 totaled $6,874,000, compared to $7,449,000 during the prior quarter, and $7,310,000 for the same period last year. The decrease compared to prior periods corresponds to deferred loan cost GAAP accounting adjustments associated with PPP loans, resulting in a $1,095,000 credit to salary expense.

Total assets were $1.465 billion as of June 30, 2020, an increase of $308.2 million over March 31, 2020 and $395.9 million over June 30, 2019. Gross loans were $1.003 billion as of June 30, 2020, an increase of $243.1 million over March 31, 2020, and an increase of $285.0 million over June 30, 2019. The Company’s total deposits were $1.300 billion as of June 30, 2020, an increase of $272.9 million over March 31, 2020 and $350.8 million over June 30, 2019. The June 30, 2020 balance sheet totals were bolstered by the $235 million in PPP loans funded during the second quarter, which consequently increased total deposits, as the PPP funded amounts were credited directly to the borrowers’ deposit accounts.

“Understanding there are many extenuating factors at work, we are gratified with the growth of the bank and our overall operating results,” stated Chris Courtney, President and CEO. “We couldn’t be any happier with the performance of our team members over the past few months. Whether it was answering the call on the PPP front or keeping our branches open to minimize impact on customers, our team has been amazing across the board.”

Non-performing assets as of June 30, 2020 were $927,000, or 0.06% of total assets, compared to $959,000 or 0.08% of total assets as of March 31, 2020, and $906,000, or 0.08%, at June 30, 2019. The decrease compared to the prior period is the result of payments received on non-performing loans. The allowance for loan losses to gross loans decreased to 1.14% at June 30, 2020, compared to 1.26% at March 31, 2020 and 1.22% at June 30, 2019, due to the $235 million in PPP loans that do not require a loan loss reserve as they are guaranteed by the federal government through the SBA program. The provision for loan losses increased to $1,860,000 during the second quarter of 2020, compared to $95,000 in the same period in 2019, due to qualitative risk-based discretionary adjustments in connection with the COVID-19 pandemic and corresponding economic stress.

The Board of Directors of Oak Valley Bancorp at their July 21, 2020 meeting declared the payment of a cash dividend of $0.14 per share of common stock to its shareholders of record at the close of business on Aug 3, 2020. The payment date will be August 14, 2020 and will amount to approximately $1,150,000. This is the second dividend payment made by the Company in 2020.

Oak Valley Bancorp operates Oak Valley Community Bank and their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

###

Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
Selected Quarterly Operating Data:	2020	2020	2019	2019	2019

Net interest income	$11,146	$10,228	$10,350	$10,445	$10,128
Provision for loan losses	1,860	450	210	240	95
Non-interest income	1,023	1,284	1,254	1,275	1,242
Non-interest expense	6,874	7,449	7,146	7,157	7,310
Net income before income taxes	3,435	3,613	4,248	4,323	3,965
Provision for income taxes	854	904	1,057	1,092	1,002
Net income	$2,581	$2,709	$3,191	$3,231	$2,963

Earnings per common share - basic	$0.32	$0.33	$0.39	$0.40	$0.37
Earnings per common share - diluted	$0.32	$0.33	$0.39	$0.40	$0.37
Dividends paid per common share	$-	$0.140	$-	$0.135	$-
Return on average common equity	8.80%	9.52%	11.38%	11.86%	11.39%
Return on average assets	0.75%	0.95%	1.12%	1.18%	1.13%
Net interest margin (1)	3.55%	3.93%	3.98%	4.18%	4.23%
Efficiency ratio (2)	54.19%	63.26%	59.74%	59.67%	62.27%

Capital - Period End
Book value per common share	$14.60	$13.92	$13.71	$13.31	$12.98

Credit Quality - Period End
Nonperforming assets/ total assets	0.06%	0.08%	0.10%	0.11%	0.08%
Loan loss reserve/ gross loans	1.14%	1.26%	1.22%	1.23%	1.22%

Period End Balance Sheet
($ in thousands)
Total assets	$1,464,880	$1,156,635	$1,147,785	$1,101,132	$1,068,999
Gross loans	1,003,172	760,109	750,985	732,334	718,158
Nonperforming assets	927	959	1,103	1,200	906
Allowance for loan losses	11,443	9,586	9,146	9,005	8,770
Deposits	1,299,864	1,026,925	1,019,929	977,993	949,090
Common equity	119,907	114,387	112,570	109,320	106,583

Non-Financial Data
Full-time equivalent staff	182	184	182	182	184
Number of banking offices	17	17	17	17	17

Common Shares outstanding
Period end	8,215,407	8,216,714	8,210,147	8,210,637	8,208,853
Period average - basic	8,123,806	8,114,543	8,108,360	8,105,294	8,102,807
Period average - diluted	8,129,531	8,134,621	8,126,507	8,120,096	8,117,192

Market Ratios
Stock Price	$12.68	$15.74	$19.46	$16.77	$19.55
Price/Earnings	9.95	11.75	12.46	10.60	13.33
Price/Book	0.87	1.13	1.42	1.26	1.51

	SIX MONTHS ENDED JUNE 30,
($ in thousands, except per share)	2020	2019

Net interest income	$21,374	$20,239
Provision for loan losses	2,310	95
Non-interest income	2,307	2,517
Non-interest expense	14,323	14,543
Net income before income taxes	7,048	8,118
Provision for income taxes	1,758	2,051
Net income	$5,290	$6,067

Earnings per common share - basic	$0.65	$0.75
Earnings per common share - diluted	$0.65	$0.75
Dividends paid per common share	$0.140	$0.135
Return on average common equity	9.15%	11.95%
Return on average assets	0.84%	1.15%
Net interest margin (1)	3.72%	4.19%
Efficiency ratio (2)	58.58%	62.24%

Capital - Period End
Book value per common share	$14.60	$12.98

Credit Quality - Period End
Nonperforming assets/ total assets	0.06%	0.08%
Loan loss reserve/ gross loans	1.14%	1.22%

Period End Balance Sheet
($ in thousands)
Total assets	$1,464,880	$1,068,999
Gross loans	1,003,172	718,158
Nonperforming assets	927	906
Allowance for loan losses	11,443	8,770
Deposits	1,299,864	949,090
Common equity	119,907	106,583

Non-Financial Data
Full-time equivalent staff	182	184
Number of banking offices	17	17

Common Shares outstanding
Period end	8,215,407	8,208,853
Period average - basic	8,119,174	8,097,983
Period average - diluted	8,132,076	8,109,842

Market Ratios
Stock Price	$12.68	$19.55
Price/Earnings	9.70	12.94
Price/Book	0.87	1.51

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.